UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).
[X]  Definitive Information Statement.

                        MEDIANET GROUP TECHNOLOGIES, INC.
                        ---------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1.  Title of each class of securities to which transaction applies:

     2.  Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

     4.  Proposed maximum aggregate value of transaction:

     5.  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement Number, or the Form or Schedule and the date of its filing.

     1.  Amount previously paid:

     2.  Form, Schedule or Registration Statement Number:

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     4.  Date Field:

                        MEDIANET GROUP TECHNOLOGIES, INC.
                         5100 W. COPANS ROAD, SUITE 710
                             MARGATE, FLORIDA 33063

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held July 28, 2005



Dear Shareholder:

         NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of MediaNet Group Technologies, Inc. (the "Company"), a Nevada corporation, will be held on July 28, 2005 at 10:00 a.m. Eastern Standard Time at the offices of the Company at 5100 W. Copans Road, Suite 710, Margate, Florida 33063 to act on the following matters:

         1. To elect eight (8) persons to serve as directors of the Company until the 2006 Annual Meeting of Shareholders and until their respective successors shall be duly elected and qualified.

         2. To consider and act upon a proposal to adopt an Incentive and Non-Statutory Stock Option Plan.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only Shareholders of record at 5:00 p.m. Eastern Standard Time, on June 24, 2005, are entitled to receive notice of, and to vote at, the Annual Meeting.

         We are not asking you for a proxy, nor are we asking you to respond to this notice in any other way. The purpose of this notice is only to provide you with information regarding the proposed action to be taken at the meeting.

                                        Sincerely,



                                                 /s/ Martin Berns
                                        ----------------------------------
                                        President, Chief Executive Officer


June 24, 2005
Margate, Florida  33063

                        MEDIANET GROUP TECHNOLOGIES, INC.
                         5100 W. Copans Road, Suite 710
                             Margate, Florida 33063
                          _____________________________

                              INFORMATION STATEMENT

                       2005 ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held July 28, 2005


         This Information Statement is furnished to the shareholders of the Common Stock of MediaNet Group Technologies, Inc., (the "Company") in connection with the Company's 2005 annual meeting of shareholders to be held on July 28, 2005 at 10:00 a.m. (the "Annual Meeting") and any adjournment thereof. The Annual Meeting will be held at the corporate offices of the Company at 5100 W. Copans Road, Suite 710, Margate, Florida 33063.

         At the Annual Meeting, shareholders will be asked to consider and vote on eight (8) persons to serve as directors on the board and the adoption of an Incentive and Non-Statutory Stock Option Plan (the "Option Plan"). Shareholders will also be asked to transact such other business as may properly come before the meeting or any adjournment thereof.

         This Information Statement is first being sent to shareholders, together with the Notice of Annual Meeting, on or about June 27, 2005. A copy of the Company's Annual Report for 2004 is enclosed.

                                VOTING SECURITIES

         The Company has established June 24, 2005 (the "Record Date"), as the Record Date for purposes of determining the shareholders of record who are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were 8,715,112 issued and outstanding shares of Common Stock. The presence of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum at the Annual Meeting. The affirmative vote of a majority of those shares represented at the meeting is necessary for the election of the nominees as directors and the approval of the Option Plan.

         As of the Record Date, 4,631,764 of the outstanding shares, or approximately fifty-three percent (53%), are owned by Company officers, directors and an unaffiliated shareholder. These persons have indicated their intent to vote in favor of electing the eight (8) board nominees and approving the Option Plan. Since such persons own a sufficient number of shares to elect the eight (8) nominees and approve the Option Plan WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Shareholders are invited to attend the Annual Meeting and can vote in person at that time.

                            PRINCIPAL SHARE OWNERSHIP

         The following table sets forth, as of the date of the Record Date, the stock ownership of each executive officer and director of MediaNet Group Technologies, Inc., of all executive officers and directors of MediaNet Group Technologies, Inc. as a group, and of each person known by MediaNet Group Technologies, Inc. to be a beneficial owner of five percent (5%) or more of its Common Stock.

                                       Number of Shares
Name and Address                      Beneficially Owned        Percent of Class
----------------                      ------------------        ----------------

Martin A. Berns (1)                       2,409,546                  27.5%
5100 W. Copans Road, Suite 710
Margate FL  33063

Steve Adelstein                             750,000                   8.6%
524 West Tropical Way
Plantation, FL  33317

Eugene H. Berns (1)                         490,000                   5.6%
5100 W. Copans Road, Suite 710
Margate FL  33063

Ivan L. Bial (1)                            600,000                   6.8%
5100 W. Copans Road, Suite 710
Margate FL  33063

Dennis Lane (1)(2)                          247,500                   2.8%

Joseph Porrello (1)(3)                      145,552                   1.6%

James M. Dyas (1)(4)                         10,000                   0.1%

Thomas Hill (1)(5)                           10,833                   0.1%

Lawrence Lipman (1)(5)                       28,333                   0.3%

All officers and directors (8 persons)    3,941,764                  45.0%

(1)  The person listed is an officer, a director, or both, of the Company.
(2) Includes 33,333 shares owned by Laneco, of which Mr. Lane is the President, and he thereby claims indirect beneficial ownership of said shares.
(3)  Includes 20,000 options to purchase Common Stock of the Company.
(4)  Includes 5,000 options to purchase Common Stock of the Company.
(5)  Includes 8,333 options to purchase Common Stock of the Company.

                             ELECTIONS OF DIRECTORS

         The Company currently has eight (8) directors, each of whose term of office will expire at the Annual Meeting. The board of directors has nominated eight (8) persons (each, a "Nominee"), all of whom are currently directors, to stand for election as a director, to serve until the 2006 Annual Meeting of shareholders and until his successor has been duly elected and qualified. The following sets forth for each Nominee, his name and age, positions and/or offices held with the Company, the period during which each Nominee served in such positions and/or offices, a description of his business experience during the past five (5) years or more and other biographical information.

         MARTIN A. BERNS (Age 68) has been the President, Chief Executive Officer and Director of the Company since January 2003 and a co-founder of our wholly owned operating subsidiary BSP Rewards, Inc. He has been a Director, President and Chief Executive Officer of that company since its organization in April 1999. Mr. Berns has been the chief architect of the Company's business plan, business model and BSP Rewards program.

         Mr. Berns has forty (40) years of experience as a marketing consultant, including advertising, TV commercials and show production. Mr. Berns was Vice President of marketing for Realm Productions, a publicly held video production company and acted as coordinating producer for the re-syndication and distribution of the 1970's new "Howdy Doody" show. Mr. Berns' background includes developing marketing plans and the subsequent establishment, training and administration of sales organizations for national companies. Mr. Berns was the founder of Solid Gold Savings Stamps in the 1960's, a loyalty rewards program whose clients included Sinclair Oil Company.

         EUGENE H. BERNS (Age 68) has served as Chairman of the Board of the Company since January 2003. He is a co-founder of our wholly owned operating subsidiary, BSP Rewards, Inc. Mr. Berns serves as President of Housing Marketing Team, a marketing consultation company whose services include local and national housing industry market trend analysis, individual and multiple community marketing programs. He served twenty-three (23) years as Vice President of Sales and Marketing, and as a member of the board of directors for one of South Florida's largest American Stock Exchange community builders. Additionally, he held many leadership positions in the housing industry, including past President of the Gold Coast Builders Association, and currently serves on many state and national committees. He is the recipient of numerous industry awards.

         IVAN L. BIAL (Age 60) has been a director of the Company since January 2003. Mr. Bial is a co-founder of our wholly owned operating subsidiary BSP Rewards, Inc., and has been Vice President, Sales of that company since its organization in April 1999. Prior thereto, he served as Vice President and General Manager of Southern Photo Service of Hollywood, Florida, the oldest independent color photo-finishing lab in the United States. He served as a consultant to Blockbuster Entertainment for their multi-store test of one-hour photo labs. Mr. Bial has additional experience as a National Sales Manager in the telecommunications, software and publishing industry, and is a member of the Society of Photo Finishing Engineers.

         JAMES M. DYAS (Age 55) was appointed a director and Chief Financial Officer of the Company in September 2004. From 1992 to 2004, Mr. Dyas served as Chief Financial Officer of the National Alliance for Excellence, Inc., a national educational non-profit organization which he co-founded. From 1990 to 1992, Mr. Dyas was Controller for Seal-O-Matic Corporation. Prior to 1990, Mr.

Dyas held management positions with Fashion Rite Corporation (a London Fog licensee) and International Paint Co., Inc. Mr. Dyas has served in the position of financial consultant, Chief Financial Officer and Controller for national and international companies for over twenty-five (25) years. He holds a B.S degree in accounting from St. Peter's College.

         JOSEPH P. PORRELLO (Age 60) was appointed a director of the Company on January 31, 2003. Mr. Porrello is the President of Marketing Consultants Plus since 1998. Mr. Porrello provides marketing consulting services to the Company. Mr. Porrello is a highly regarded leader in the audio/video industries, and has received over ninety (90) gold and platinum music and visual awards, including an Emmy award. Mr. Porrello is a Producer of video productions, and assists the Company in reaching the video and direct marketing segments of the market.

         DENNIS LANE (Age 57) was appointed a director of the Company on January 31, 2003. He has been President of Laneco, Inc. since January 2003. From 1997 until 2002, Mr. Lane was the President of Restaurant.com, which he founded. Mr. Lane spent in excess of twenty (20) years as a senior executive in the television industry. Mr. Lane also founded and served as President of the POS Network, an in-store network of point of sales television commercials the retail industry labeled "the last word in buying decisions." He has worked with most of the nation's largest advertising agencies. Lane has incorporated his network television marketing experience with a series of loyalty programs in conjunction with important retail companies throughout the United States.

         LAWRENCE LIPMAN (Age 47) was appointed a director of the Company on February 16, 2005. Since August 2004, he has been President of DBL Group, Inc., which provides consulting services to the Company. From 1997 to July 2004, Mr. Lipman was the Vice President - Sales of Koala Corp. Mr. Lipman has over twenty-four (24) years of successful experience working with executives in a variety of industries that relate directly to the objectives of BSP Rewards. He has acted in a variety of businesses as Director of Business Development, Chief Marketing Officer, Vice President of Sales and Marketing and owned a corporation for eight (8) years that sold a variety of products to many retail industries. Mr. Lipman's expertise is being utilized to assist the Company in bringing to BSP Rewards specific targeted industries. He is directly responsible for identifying and establishing relationships with potential strategic marketing partners and major prospective clients. Mr. Lipman worked in the loyalty rewards industry during the late 1990's.

         THOMAS HILL (Age 50) was appointed a director of the Company on January 31, 2005. Mr. Hill has been the President of Xcel Marketing Group since January 2003. From February 1999 to December 2002, Mr. Hill was the Executive Vice President of Xcel Marketing Group which develops loyalty marketing solutions for the hospitality, media and financial industries. Previously, as a co-founder of Gusto Marketing, he was responsible for all aspects of marketing and business development for this newspaper media industry rewards/loyalty program. Mr. Hill also served as the Marketing Director for The Miami Herald, one of Knight-Ridder's leading newspapers.

         Messrs. Eugene Berns, James Dyas, Joseph Porello, Ivan Bial and Thomas Hill are members of the Audit Committee. All of the committee members with the exception of Mr. Dyas may be deemed independent. None of the independent directors qualify as an "Audit Committee financial expert." Since the Company has generated only nominal revenues to date, it is not in a position at this time to attract, retain and compensate such a person. However, it will endeavor to retain one as soon as practicable.

                             EXECUTIVE COMPENSATION

         The following table provides summary information concerning cash and compensation awarded to, earned by, or paid to our Chief Executive Officer for the fiscal years ended December 31, 2003 and December 31, 2004.

Name and Principal Position         Year        Salary        Other Compensation
---------------------------         ----        ------        ------------------

Martin Berns, CEO                   2004       40,000 *               0
                                    2003       40,000 *               0

* Mr. Berns has an employment contract with the Company, commencing January 1, 2003 through December 31, 2005 at an annual base salary of $40,000 per year, plus normal fringe benefits. However, Mr. Berns deferred the payment of his salary and at various times converted his deferred salary into shares of Common Stock. See "Certain Relationships and Related Transactions" below. In January 2005, the employment agreement with Mr. Berns was extended through December 31, 2008 at an annual base salary of $52,000 per year, plus normal fringe benefits.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In April 2000, Martin Berns, Eugene Berns and Ivan Bial formed BSP Rewards, Inc. and received a total of 3,200,000 shares of common stock of such company. The shares of BSP Rewards, Inc. were subsequently exchanged for an equal number of shares of the Common Stock of the Company on March 31, 2003. Martin Berns and Eugene Berns are brothers.

         From time to time, Mr. Martin Berns has loaned money to the Company. At December 31, 2004, the total of such loans was $42,027 ($22,027 loans, $20,000 deferred salary).

         In addition to what Mr. Berns had already loaned/advanced to the Company, as set forth above, Mr. Berns, on October 1, 2003, made a commitment to loan the Company up to an additional $120,000 during the twelve (12) month period ending December 31, 2004 to cover the cash flow deficit from operations. As of March 31, 2005, Mr. Berns had loaned the Company a total of $160,777 and deferred $60,000 in salary. Upon mutual agreement with the Company, Mr. Berns was given the opportunity to convert his loans and deferred salary into shares of the Company's Common Stock at market value (bid price) at the time of conversion. The table below details the conversions made through March 31, 2005.

Date of Conversion      Loans      Deferred Salary    Market Price    No. Shares

July 31, 2004         $ 103,750       $ 20,000           $1.65          75,000
September 30, 2004       35,000         10,000            1.50          30,000
January 18, 2005         22,027         10,000            0.95          33,713
March 31, 2005              -0-         20,000            0.96          20,833
                      ---------       --------                         -------
Total                 $ 160,777       $ 60,000                         159,546

Subsequent to March 31, 2005, Mr. Berns has provided an additional $43,185 of financing.

CONSULTING AGREEMENT

         Mr. Porrello has a consulting arrangement with the Company pursuant to which he provides professional services on a month-to-month basis. On October 29, 2004, Mr. Porrello was issued 20,000 restricted shares of Common Stock and granted options to purchase 60,000 shares of Common Stock under the Company's Incentive and Non-Statutory Stock Option Plan. The options are exercisable at $0.26 per share, which represents fifty percent (50%) of the closing price per share of the Company's Common Stock on the date of grant. Options to purchase 20,000 shares became vested in 2004.

                  INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

         The board of directors have unanimously approved an Incentive and Non-Statutory Stock Option Plan (the "Option Plan") under which up to three hundred fifty thousand (350,000) incentive and non-qualified options may be granted to employees, directors and certain key affiliates. Under the Option Plan, incentive options may be granted at not less than the fair market value on the date of grant and non-statutory options may be granted at or below fair market value. The Company wishes to utilize the Option Plan to attract, maintain and develop management by encouraging ownership of the Company's Common Stock by key employees, directors, and others.

         Options under the Option Plan will be either "incentive options" ("ISOs") under Section 422A of the Internal Revenue Code of 1986, as amended, or "non-qualified stock options" ("NQOs") which are not intended to so qualify.

         On October 29, 2004, the board of directors approved and recommends to the shareholders that they approve a proposal to adopt the Company's Option Plan.

         Approval of the Option Plan requires the affirmative vote of holders of a majority of the shares present or represented at the Meeting.

SUMMARY DESCRIPTION OF THE OPTION PLAN

         The Option Plan will be administered by the board of directors of the Company. The board is authorized to grant incentive stock options to officers and other key executive and management employees of the Company and non-qualified options to directors and others performing services to the Company.

         If there is a stock split, stock dividend, or other relevant change affecting the Company's shares, appropriate adjustments would be made in the number of shares that could be issued in the future and in the number of shares and price under all outstanding grants made before the event. Future options may also cover such shares as may cease to be under option by reason of total or partial expiration, termination or voluntary surrender of an option.

         The aggregate fair market value (determined at the time an option is granted) of the Common Stock with respect to which ISOs are exercisable for the first time by any person during any calendar year under the Option Plan shall not exceed $100,000.

         The vesting period for options granted under the Option Plan are set forth in an option agreement entered into with the optionee. ISOs granted to an optionee terminate ninety (90) days after retirement termination of employment for reasons other than death or disability. In the event of death or

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

disability, all vested options expire one hundred eighty (180) days from the date of death and twelve (12) months from termination of employment due to disability.

         Unless otherwise provided in any option, each outstanding option shall become immediately fully exercisable in the event of: (i) a change of control of the Company, (ii) a merger, consolidation, reorganization or dissolution in which the Company does not survive, or (iii) the sale, release, exchange or disposition of substantially all the property and assets of the Company.

         The board of directors may grant options qualifying as ISOs under the Internal Revenue Code of 1986, as amended, or as NQOs. The Committee determines the duration of each option; however, the term of an option cannot exceed ten
(10) years from the date of grant and cannot exceed five (5) years in the case of a greater than ten percent (10%) shareholder. The option price for an ISO is the fair market value of a share of the Company's Common Stock on the date of grant, whereas the option price for an NQO may be granted at less than, equal to or greater than the fair market value. The grantee can pay the option price in cash, or if permitted, by delivering to the Company shares of Common Stock owned by the grantee that have a fair market value equal to the option price. Shares cannot be issued or transferred upon the exercise of an option until the option price is paid in full.

         On June 9, 2005, the market value per share of Common Stock was $.638.

FEDERAL INCOME TAX CONSEQUENCES

         The holder of an ISO does not realize taxable income upon the grant or upon the exercise of the option (although the option spread is an item of tax preference income potentially subject to the alternative minimum tax). If the stock acquired upon exercise of the option is sold or otherwise disposed of within two (2) years from the option grant date or within one (1) year from the exercise date then, in general, gain realized on the sale is treated as ordinary income to the extent of the option spread at the exercise date, and the Company receives a corresponding deduction. Any remaining gain is treated as capital gain. If the stock is held for at least two (2) years from the grant date and one (1) year from the exercise date, then gain or loss realized upon the sale will be capital gain or loss and the Company will not be entitled to a deduction. A special basis adjustment applies to reduce the gain for alternative minimum tax purposes.

         An optionee does not realize taxable income upon the grant of an NQO if the exercise price is equal to the fair market value. If the exercise price is less than the fair market value, the optionee will realize income equal to the difference between the exercise of the NQO in an amount equal to the difference between the exercise price and the market value on the date of exercise. The Company is entitled to a deduction at the same time and in a corresponding amount.

         In general, if an optionee delivers previously-owned shares in payment of the exercise price of an option, no gain or loss will be recognized on the exchange of the previously-owned shares for an equivalent number of newly issued shares. However, if the previously-owned shares delivered in payment of the exercise price were acquired pursuant to the exercise of an ISO and if the requisite option holding periods are not satisfied (see above), then the optionee will realize ordinary income on the delivery of the previously-owned shares as in the case of any other "early" disposition of option-acquired shares.

RECOMMENDATION OF THE BOARD

         The board of directors recommends a vote "FOR" the proposal to approve the Company's Incentive and Non-Statutory Stock Option Plan.

                               SOLICITATION COSTS

         The expenses relating to the distribution of this Information Statement will be borne by the Company. The distribution will be made by mail.

                              SHAREHOLDER PROPOSALS

         Eligible shareholders who wish to present proposals for action at the Annual Meeting of shareholders should submit their proposals in writing to the President of the Company at the address of the Company set forth on the first page of this Information Statement. Proposals must be received by the President no later than April 1, 2006 for inclusion in next year's Proxy or Information Statement. A shareholder is eligible to present proposals if, at the time he or she submits a proposal or proposals, the shareholder owns at least one percent (1%) or $1,000 in market value of Common Stock and has held such shares for at least one (1) year, and the shareholder continues to own such shares through the date of the Annual Meeting.

                                  OTHER MATTERS

         At the time of the preparation of this Information Statement, the board of directors of the Company had not been informed of any matters which would be presented for action at the Annual Meeting, other than the proposals specifically set forth in the Notice of Annual Meeting of Shareholders and referred to herein.

                                        By Order of the Board of Directors



                                                 /s/  Martin Berns
                                        -------------------------------------
                                        President and Chief Executive Officer


June 24, 2005
Margate, Florida  33063

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